Exhibit 99.1

                   Datastream Systems, Inc. Reports
                Fiscal 2003 and Fourth Quarter Results

    GREENVILLE, S.C.--(BUSINESS WIRE)--Feb. 4, 2004--

    -- Operating income grows 40% over fourth quarter 2002, resulting in highest profits since 1999

    --  License sales grow 11% over the third quarter 2003

    --  Company raises guidance for the first quarter of 2004

    Datastream Systems, Inc. (Nasdaq: DSTM) today announced results for the Company's fourth quarter and fiscal year ended December 31, 2003.
    Total revenues for the fourth quarter of 2003 were $22.8 million compared with $23.6 million for the fourth quarter of the prior year, a decrease of 3%. Total software license revenues for the fourth quarter of 2003 decreased 7% to $6.9 million compared to $7.4 million for the fourth quarter of the prior year. Operating income for the fourth quarter of 2003 grew 40% to $2.1 million compared with operating income of $1.5 million for the same period last year. Net income for the fourth quarter of 2003 grew 25% to $1.5 million compared with net income of $1.2 million for the same period last year. Basic and diluted earnings per share were $0.07 per share for the fourth quarter of 2003 compared with $0.06 per share for the same period last year.
    Sequentially, fourth quarter 2003 total revenues increased 2% from third quarter 2003 revenues of $22.4 million. Fourth quarter 2003 software license revenues increased 11% from third quarter 2003 total software license revenues of $6.2 million. Operating income for the fourth quarter increased 17% from $1.8 million in the third quarter 2003. Fourth quarter 2003 net income increased 25% from $1.2 million, or $0.06 per share, in the third quarter of 2003.
    For the fiscal year 2003, total revenues were $91.4 million compared with $90.0 million for the fiscal year 2002, a growth of 2%. Total software license revenues for the fiscal year 2003 were $25.9 million compared to $26.0 million for fiscal year 2002. Operating income for the fiscal year 2003 grew 209% to $7.1 million compared with operating income of $2.3 million for the same period last year. Net income for the fiscal year 2003 grew 117% to $3.9 million compared with net income of $1.8 million for fiscal year 2002.
    "We are pleased to conclude our 2003 year with another strong quarter of profitability and cash flow, making 2003 our strongest year of income in four years," stated Larry Blackwell, Datastream's chief executive officer. "With the most recent release of Datastream 7i, which includes a SQL Server version, we are encouraged by our prospects for continued growth in profitability."
    The Company's cash and cash equivalents totaled $44.9 million at December 31, 2003, an increase of 29% from $34.7 million at December 31, 2002 and a 6% increase from $42.5 million at September 30, 2003. Days Sales Outstanding, or DSOs, were at 69 days for the fourth quarter of 2003 and 2002 and 67 days for the third quarter 2003. Net cash provided by operating activities for the fourth quarter 2003 was approximately $2.8 million, representing the 13th consecutive quarter of positive operating cash flow.
    Datastream 7i license sales were $3.9 million in the fourth quarter of 2003, representing a 7% decrease in Datastream 7i license revenue from the same quarter of 2002 and flat compared to the third quarter of 2003. Datastream 7i license revenue represented 57% of the Company's license revenue mix in the fourth quarter of 2003 and 2002. Datastream 7i license sales include Datastream 7i and Datastream 7i Buy.
    For the fiscal year 2004, the Company expects to grow license revenue approximately 10%, total revenues around 5% and total expenses about 3%, resulting in operating income growth of approximately 30% and earnings per share of $0.28 to $0.32. For the first quarter of 2004, the Company is raising its $0.04 to $0.06 earnings per share guidance up to $0.05 to $0.07, with revenues of about $23 million.

    Conference Call

    Datastream will host a conference call today at 9:00 a.m., EST with any and all interested persons to review its performance and discuss its financial expectations and strategic direction. Please dial 1-800-915-4836 and ask for the Datastream teleconference. For international callers, the dial-in number is 1-973-317-5319. The replay will be available from 11:00 a.m., EST on February 4, 2004, until 11:59 p.m., EST on February 6, 2004. The dial-in number for the replay is 1-800-428-6051 and the pass code is 286206. For international callers, the dial-in for the replay is 1-973-709-2089. Datastream's conference call will be accessible today via live audio Webcast at 9:00 a.m., EST at www.datastream.net/investor.

    About Datastream Systems, Inc.

    Datastream Systems, Inc. (NASDAQ: DSTM) provides Asset Performance Management software and services to enterprises worldwide, including more than 65 percent of the Fortune 500. Datastream's solutions combine world-class asset management functionality with advanced analytics to deliver a powerful platform for optimizing enterprise asset performance.
    By using Datastream's solutions, customers can maintain and manage capital assets - such as manufacturing equipment, vehicle fleets and buildings - and create analyses and forecasts so they can take action to improve future performance. Datastream's flagship product, Datastream 7i(TM), delivers a complete Asset Performance Management infrastructure by combining an Internet, web services architecture with broad enterprise asset management functionality, integrated procurement, advanced analytics and multi-site capability.
    Datastream was founded in 1986 and has customers in more than 140 countries. For more information, visit www.datastream.net.
    This press release contains forward-looking statements that involve a number of risks and uncertainties including statements regarding Datastream's prospects for continued growth in profitability, growth in license revenue, total revenue and total expenses, growth in operating income, financial outlook for the first quarter 2004 and for fiscal year 2004 and any other statements that necessarily depend on future events. Factors that could cause actual results to differ materially include, but are not limited to: increasing competition in the markets in which the Company competes; the stability of certain of the Company's strategic relationships, including those with suppliers of maintenance, repair and operations parts; the ability of the Company to: sell larger and more complex software solutions, successfully transition to the development of further Internet-based products, successfully implement an application service provider business model, enhance its current products and develop new products that address technological and market developments; and other risk factors listed from time to time in Datastream's SEC reports, including, but not limited to the "Risk Factors" contained in the Datastream's Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Datastream does not have, and expressly disclaims, any obligation to release publicly any updates or any changes in the Company's expectations or any changes in events, conditions or circumstances on which any forward-looking statement is based.
    Datastream and Datastream 7i are marks of Datastream Systems, Inc. ("Datastream" or the "Company") or its subsidiaries. All other products or Company names mentioned are used for identification purposes only and may be trademarks of their respective owners.


               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
                              (unaudited)

                          Three Months Ended      Twelve Months Ended
                              December 31,             December 31,
                            2003        2002         2003        2002
                      ----------- -----------  ----------- -----------

Revenue:
   Software product  $ 6,910,701 $ 7,355,652  $25,914,680 $26,026,478
   Services and
    support           15,925,058  16,260,642   65,482,935  63,975,770
                      ----------- -----------  ----------- -----------

Total revenues        22,835,759  23,616,294   91,397,615  90,002,248

Cost of revenue:
   Cost of software
    product              660,775     385,898    1,545,337   1,246,353
   Cost of services
    and support        6,982,243   7,639,846   29,300,373  31,510,472
                      ----------- -----------  ----------- -----------

Total cost of
 revenues              7,643,018   8,025,744   30,845,710  32,756,825
                      ----------- -----------  ----------- -----------

Gross profit          15,192,741  15,590,550   60,551,905  57,245,423

Operating expenses:
   Sales and
    marketing          7,463,774   8,188,060   29,695,540  33,381,381
   Research and
    development        3,171,077   2,733,792   12,421,439  10,682,960
   General and
    administrative     2,426,354   3,154,844   11,349,760  10,886,174
                      ----------- -----------  ----------- -----------

Total operating
 expenses             13,061,205  14,076,696   53,466,739  54,950,515
                      ----------- -----------  ----------- -----------

Operating income       2,131,536   1,513,854    7,085,166   2,294,908
   Other income
    (expense), net       128,481     275,078   (1,047,441)    543,121
                      ----------- -----------  ----------- -----------

Income before income
 taxes                 2,260,017   1,788,932    6,037,725   2,838,029
   Income tax
    expense              800,896     632,169    2,139,740     997,538
                      ----------- -----------  ----------- -----------

Net income           $ 1,459,121 $ 1,156,763  $ 3,897,985 $ 1,840,491
                      =========== ===========  =========== ===========

   Basic net income
    per share        $      0.07 $      0.06  $      0.19 $      0.09
                      =========== ===========  =========== ===========

   Diluted net income
    per share        $      0.07 $      0.06  $      0.19 $      0.09
                      =========== ===========  =========== ===========

   Basic weighted
    average number of
    common shares
    outstanding       20,216,253  20,095,222   20,136,124  20,138,137

   Diluted weighted average
    number of common
    shares
    outstanding       20,625,713  20,438,647   20,589,252  20,557,985



               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES
                 Condensed Consolidated Balance Sheets
                              (unaudited)

                                ASSETS

                                                Dec. 31,     Dec. 31,
                                                   2003         2002

Cash and cash equivalents                    $44,874,599  $34,721,471
Accounts receivable, net                      17,422,089   18,116,426
Unbilled revenue, net                          1,089,540    2,003,107
Other assets                                   4,471,713    3,999,399
                                              -----------  -----------

Total current assets                          67,857,941   58,840,403

Investment                                       502,143    2,000,000
Property and equipment, net                   11,238,829   10,696,968
Deferred income taxes, net                     4,098,198    5,287,633
Other intangible assets                          104,093       83,758
                                              -----------  -----------

Total assets                                 $83,801,204  $76,908,762
                                              ===========  ===========


                 LIABILITIES AND STOCKHOLDERS' EQUITY

                                                 Dec. 31,     Dec. 31,
                                                    2003         2002

Unearned revenue                             $16,842,539  $15,105,756
Other current liabilities                     11,869,654   12,261,724
Stockholders' equity                          55,089,011   49,541,282
                                              -----------  -----------

Total liabilities and stockholders' equity   $83,801,204  $76,908,762
                                              ===========  ===========


               DATASTREAM SYSTEMS, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                              (unaudited)

                                               Twelve Months Ended
                                                   December 31,
                                                2003          2002
                                          -----------   -----------
Cash flows from operating activities:
   Net income                           $  3,897,985  $  1,840,491

   Adjustments to reconcile net income
    to net cash provided from operating
    activities:
      Depreciation                         3,304,027     3,962,947
      Other operating activity
       adjustments                         5,257,761     7,308,840
                                          -----------   -----------

Net cash provided by operating
 activities                               12,459,773    13,112,278

Net cash used in investment
 activities                               (3,956,389)   (2,628,365)

Net cash provided by (used in)
 financing activities                        808,076      (585,297)

Foreign currency translation
 adjustment                                  841,668      (574,084)
                                          -----------   -----------

Net increase in cash and cash equivalents 10,153,128     9,324,532
Cash and cash equivalents at beginning of
 period                                   34,721,471    25,396,939
                                          -----------   -----------

Cash and cash equivalents at end of
 period                                 $ 44,874,599  $ 34,721,471
                                          ===========   ===========



    CONTACT: SparkSource, Inc.
             Investor Relations and Media Inquiries:
             Andy Murphy, 781-274-6061 Ext. 208
             investor@datastream.net